                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                C2i Solutions, Inc.
                                -------------------
                                  (Name of Issuer)

                           Common Stock, Par Value $0.001
                           ------------------------------
                           (Title of Class of Securities)

                                    12652N 10 5
                             --------------------------
                                   (CUSIP Number)

                                 December 31, 1998
                                 ------------------
               Date of event which requires filing of this statement

                     Check the appropriate box to designate the
                   rule pursuant to which this schedule is filed

                                / /  Rule 13d - 1(b)
                                / /  Rule 13d - 1(c)
                                /X/  Rule 13d - 1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                         ------------------------------
 CUSIP No. 12652N 10 5              13G            Page  2  of  7  Pages
-------------------------                         ------------------------------

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  1   NAME OF REPORTING PERSON

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

      John Anthony Whalen, Jr.           Social Security #  ###-##-####
--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                          (a) [   ]
                          (b) [   ]
--------------------------------------------------------------------------------

  3   SEC USE ONLY
--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
   NUMBER OF    5  SOLE VOTING POWER
    SHARES            1,213,350
               -----------------------------------------------------------------
 BENEFICIALLY   6  SHARED VOTING POWER
   OWNED BY        266,666
     EACH
               -----------------------------------------------------------------
   REPORTING    7  SOLE DISPOSITIVE POWER
    PERSON
     WITH          1,213,350
               -----------------------------------------------------------------

                8  SHARED DISPOSITIVE POWER

                   266,666
--------------------------------------------------------------------------------

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,480,016
--------------------------------------------------------------------------------

  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*
           / /
--------------------------------------------------------------------------------

  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           41.4 %

--------------------------------------------------------------------------------

  12  TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a)

Name of Issuer:
C2i Solutions, Inc.

ITEM 1(b)

Address of Issuer's Principal Executive Offices:
6138 Nancy Ridge Drive
San Diego, CA 92121

ITEM 2(a)-(c)

Name, Address and Citizenship of Person Filing:

John Anthony Whalen, Jr.
c/o C2i Solutions, Inc.
6138 Nancy Ridge Drive
San Diego, CA 92121

A United States citizen.

ITEM 2(d)

Title of Class of Securities:
Common Stock, Par Value $0.001

ITEM 2(e)

CUSIP Number:
12652N 10 5


ITEM 3

Type of Person:
Not Applicable.

ITEM 4

Ownership:
(a)  Amount beneficially owned:   1,480,016
(b)  Percent of class:    41.1
(c)  Number of shares as to which the person has:
       (i)     sole power to vote or direct the vote:  1,213,350
       (ii)    shared power to vote or direct the vote: 266,666
       (iii)   sole power to dispose or to direct the disposition of  1,213,350
       (iv)   shared power to dispose or to direct the disposition of  266,666 .

ITEM 5

Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6

Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable

ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
Not Applicable.

ITEM 8

Identification and Classification of Members of the Group:
Not Applicable.

ITEM 9

Notice of Dissolution of Group:
Not Applicable.

ITEM 10

Certification:
(a)  Not Applicable.
(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 18, 1999.





                                   By:    /s/ John Anthony Whalen, Jr.
                                      ------------------------------------------
                                         John Anthony Whalen, Jr.